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The Loewen Group Inc.
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                                                   NEWS

Investor contacts:                                 Media Contact:
Paul Wagler, Senior Vice President, Finance        Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance              Corp. Communications
The Loewen Group Inc.                              Tel: (604) 293-7857
Tel: (800) 347-7010


                              FOR IMMEDIATE RELEASE

               THE LOEWEN GROUP ANNOUNCES CASH DIVIDENDS ON COMMON
                              AND PREFERRED SHARES

VANCOUVER, B.C., May 21, 1997 - The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced today that a cash dividend of U.S. $0.10 per share on the Company's Common shares has been declared payable on July 2, 1997 to shareholders of record at the close of business on June 18, 1997. For Canadian shareholders, the dividend will be paid in Canadian funds converted at the Bank of Canada noon exchange rate on June 18, 1997. It is expected that the Common shares will begin trading ex-dividend on June 16, 1997.

The company also announced today that the scheduled quarterly cash dividend of Cdn. $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on July 2, 1997 to shareholders of record on June 23, 1997. It is expected that the preferred shares will begin trading ex-dividend on June 19, 1997.

With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 17,000 people and owns or operates approximately 1,000 funeral homes and over 370 cemeteries across the Untied States and Canada. Over 90% of the Company's revenue is derived from the United States

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